        Exhibit 4.1
FIRST SUPPLEMENTAL INDENTURE AND GUARANTEE
This First Supplemental Indenture and Guarantee, dated as of January 4, 2024 and effective immediately following the Closing (as defined below) (this “Supplemental Indenture”), among Pacific Perforating, Inc., a Delaware corporation (the “New Guarantor”), Forum Energy Technologies, Inc. (together with its successors and assigns, the “Issuer”), each of the parties identified under the caption “Existing Guarantors” on the signature pages hereto (the “Existing Guarantors”), and U.S. Bank Trust Company, National Association (as successor to U.S. Bank National Association), as Trustee and Notes Collateral Agent under the Indenture referred to below.
W I T N E S S E T H:
WHEREAS, the Issuer, the Existing Guarantors, the Trustee and the Notes Collateral Agent have heretofore executed and delivered an Indenture, dated as of August 4, 2020 (as amended, supplemented, waived or otherwise modified, the “Indenture”), providing for the issuance of an unlimited aggregate principal amount of 9.000% Convertible Senior Secured Notes due 2025 of the Issuer (the “Notes”);
WHEREAS, Section 4.15 of the Indenture provides that the Issuer will cause certain subsidiaries of the Issuer to execute and deliver a Note Guarantee with respect to the Notes on the same terms and conditions as those set forth in the Indenture;
WHEREAS, pursuant to Section 4.15 of the Indenture, the Issuer is causing the New Guarantor to become a Guarantor under the Indenture; and
WHEREAS, pursuant to Section 9.1 of the Indenture, the Trustee, the Issuer and the Existing Guarantors are authorized to execute and deliver this Supplemental Indenture to amend the Indenture, without the consent of any Holder, to add the Note Guarantee of the New Guarantor.
NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the New Guarantor, the Issuer, the Existing Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders as follows:
ARTICLE I
Definitions
SECTION 1.1 Defined Terms. As used in this Supplemental Indenture, capitalized terms defined in the Indenture or in the preamble or recitals thereto are used herein as therein defined. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.
ARTICLE II
Agreement to be Bound; Note Guarantee
SECTION 2.1 Agreement to be Bound. The New Guarantor hereby becomes a party to the Indenture as a Guarantor and as such shall have all of the rights and be subject to all of the obligations and agreements of a Guarantor under the Indenture. The New Guarantor agrees to be bound by all of the provisions of the Indenture applicable to a Guarantor and to perform all of the obligations and agreements of a Guarantor under the Indenture.
ARTICLE III
Miscellaneous
SECTION 3.1 Governing Law. This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.
SECTION 3.2 Severability Clause. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.
SECTION 3.3 Ratification of Indenture; Supplemental Indentures Part of Indenture; No Liability of Trustee. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of a Note heretofore or hereafter authenticated and delivered shall be bound hereby. The Trustee makes no representation or warranty as to the validity or sufficiency of this Supplemental Indenture or the New Guarantor’s Note Guarantee. Additionally, the Trustee shall not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by the Issuer, the New Guarantor and the Existing Guarantors, and the Trustee makes no representation with respect to any such matters.
SECTION 3.4 Counterparts. This Supplemental Indenture may be executed in two or more counterparts, which when so executed shall constitute one and the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.
SECTION 3.5 Headings. The headings of the Articles and the sections in this Supplemental Indenture are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.
SECTION 3.6 Effectiveness. This Supplemental Indenture and the Note Guarantee of the New Guarantor shall be effective immediately following the consummation of the acquisition by the Issuer of Variperm Holdings Ltd., an Alberta corporation (the “Closing”), pursuant to the Stock Purchase Agreement, dated as of November 1, 2023, among the Issuer, Variperm Holdings Ltd. and the other parties thereto.
[Signatures on following pages]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

FORUM ENERGY TECHNOLOGIES, INC.

By: /s/ D. Lyle Williams
Name: D. Lyle Williams
Title: Executive Vice President and Chief Financial
Officer

[Signature Page to First Supplemental Indenture]

Existing Guarantors:

FORUM GLOBAL TUBING LP

By: Forum US, Inc., its General Partner

By: /s/ Katherine C. Keller
Name: Katherine C. Keller
Title: President

FET HOLDINGS, LLC
FORUM ENERGY SERVICES, INC.
FORUM GLOBAL HOLDINGS, LLC
FORUM GLOBAL TUBING LLC
FORUM INTERNATIONAL HOLDINGS, INC.
FORUM US, INC.
GLOBAL TUBING, LLC
HOUSTON GLOBAL HEAT TRANSFER LLC

By: /s/ Katherine C. Keller
Name: Katherine C. Keller
Title: President

GLOBAL FLOW TECHNOLOGIES, INC.
Z RESOURCES, INC.
ZY-TECH GLOBAL INDUSTRIES, INC.
Z EXPLORATIONS, INC.

By: /s/ Steven Pounds
Name: Steven Pounds
Title: President

[Signature Page to First Supplemental Indenture]

New Guarantor:

PACIFIC PERFORATING, INC.

By: /s/ Katherine C. Keller
Name: Katherine C. Keller
Title: President
[Signature Page to First Supplemental Indenture]

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION (as successor to U.S. Bank National Association), as Trustee
By: /s/ Michael K. Herberger
Name: Michael K. Herberger
Title: Vice President

[Signature Page to First Supplemental Indenture]